[LETTERHEAD OF ERNST & YOUNG LLP]


                    Report of Independent Accountants
                   on Applying Agreed-Upon Procedures


 Partners First Holdings, LLC
 900 Elkridge Landing Road, Suite 300
 Linthicum, Maryland 21090-2925

        and

 The Bank of New York
 101 Barclay Street
 New York, New York 10286


                   Partners First Credit Card Master Trust

 We have performed the procedures enumerated below, which were agreed to by Partners First Holdings, LLC ("PFH") and The Bank of New York, solely to assist you with respect to the amounts set forth in the "Monthly Servicer Reports" prepared for each Series of the Partners First Credit Card Master Trust by PFH pursuant to subsection 5.2(b) of the applicable Pooling and Servicing Agreement Supplements as defined in Attachment A, during the periods specified in Attachment A. This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of PFH and The Bank of New York. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

 Our procedures were as follows: We compared the amounts set forth in the "Monthly Servicer Reports" for each Series in the Trust, for the periods specified in Attachment A, prepared by PFH pursuant to subsection 5.2(b) of the applicable Pooling and Servicing Agreement Supplements (as defined in Attachment A) with reports prepared by PFH's bank card processor or PFH, which were the source of such amounts. We also recalculated the mathematical accuracy of amounts derived in such "Monthly Servicer Reports" for each Series in the Trust for the periods specified in Attachment A.

 As a result of the procedures performed we noted that in all instances the amounts set forth in the "Monthly Servicer Reports" for each series in the Trust, for the periods specified in Attachment A, were in agreement with reports prepared by PFH's bank card processor or PFH, and that all amounts derived in such "Monthly Servicer Reports" were mathematically accurate, except for following:

 The Principal Allocation and Floating Allocation Percentages used to allocate amounts between Series were incorrectly calculated and misstated on the "Monthly Servicer Reports" as follows:


                                                 Percentage       Percentage
 "Monthly Servicer Report"                       as Reported   as Recalculated
 -------------------------                       -----------   ---------------
 Dated September 15, 1998
 ------------------------
 Principal Allocation Percentage                    89.16%          86.36%
 Floating Allocation Percentage                     89.16%          86.36%

 Dated October 15, 1998
 ----------------------
 Principal Allocation Percentage                    92.40%          89.16%
 Floating Allocation Percentage                     92.40%          89.16%

 Dated November 16, 1998
 -----------------------
 Principal Allocation Percentage (10/1 - 10/14)     90.23%          92.40%
 Principal Allocation Percentage (10/15 - 10/31)    90.23%          86.67%
 Floating Allocation Percentage (10/1 - 10/14)      90.23%          92.40%
 Floating Allocation Percentage (10/15 - 10/31)     90.23%          86.67%

 The miscalculation of the Principal Allocation and Floating Allocation Percentages scheduled above, affected the amounts allocated to each Series as reported on the following line items of the "Monthly Trust Activity" section of the "Monthly Servicer Reports":


 Principal Collections              Reallocation of Finance Charge Collection
 Finance Charge Collections         Dollars of Excess Spread
 Interchange Collections            Percentage of Excess Spread
 Investor Default Amount            Reallocated Finance Charge Collection
 Total Amount Due

 The amounts reported for the above line items for each Series are used to derive amounts reported throughout the remainder of the applicable "Monthly Servicer Reports". The recomputed amounts are shown in Attachments B, C and D, respectively.

 We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the amounts set forth in the "Monthly Servicer Reports" for each Series in the Trust, prepared by PFH pursuant to subsection 5.2(b) of the applicable Pooling and Servicing Agreement Supplements as defined in Attachment A, or on the reports prepared by PFH's bank card processor or PFH. Accordingly, we do not express such an opinion. Had we performed additional procedures with respect to the "Monthly Servicer Reports" prepared by PFH pursuant to subsection 5.2(b) of the applicable Pooling and Servicing Agreement Supplements as defined in Attachment A and the reports prepared by PFH's bank card processor and PFH, which were the source of such amounts, other matters might have come to our attention that would have been reported to you. This report relates only to the comparison of the amounts, and the recalculation of the mathematical accuracy of such amounts specified above and does not extend to any financial statements of PFH taken as a whole.

 This report is intended solely for the information and use of the specified users listed above and is not intended to be and should not be used by anyone other than those specified parties. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by PFH and filed with the Securities and Exchange Commission on behalf of Partners First Credit Card Master Trust and its distribution is not limited.


                                           /s/ Ernst & Young LLP

 March 22, 1999




                                ATTACHMENT A


                               POOLING AND
                           SERVICING AGREEMENT    MONTHLY SERVICING REPORTS
       TRUST                 SUPPLEMENT DATE          COVERING THE PERIOD
       -----               -------------------    -------------------------
 Partners First Credit        June 26, 1998           June 26, 1998 to
 Card Master Trust                                    December 31, 1998
 Series 1998-2

 Partners First Credit        June 26, 1998           June 26, 1998 to
 Card Master Trust                                    December 31, 1998
 Series 1998-3

 Partners First Credit      December 4, 1998,         December 8, 1998 to
 Card Master Trust          amended and restated      December 31, 1998
 Series 1998-4              January 12, 1999